EXHIBIT 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT dated as of July 7, 2011 (the “Agreement”) and effective as of the Second Amendment Effective Date (as defined below) is entered into among ExamWorks Group, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders party hereto and Bank of America, N.A., as Administrative Agent.  All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent entered into that certain Credit Agreement dated as of October 11, 2010 (as amended or modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement as set forth below; and

WHEREAS, the Lenders are willing to amend the Credit Agreement subject to the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, effective as of the Second Amendment Effective Date, as follows:

1.           Amendments.  The Credit Agreement is hereby amended as follows:

(a)           The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Adjusted Net Income” means, for any period, the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in calculating such Consolidated Net Income, amortization expense of the Borrower and its Subsidiaries for that period, all as determined in accordance with GAAP.

“Consolidated Secured Funded Indebtedness” means the Consolidated Funded Indebtedness of the Borrower and its Subsidiaries which is secured by assets of the Borrower or any of its Subsidiaries.

“Second Amendment” means that certain Second Amendment to Credit Agreement, dated as of July 7, 2011 and effective as of the Second Amendment Effective Date, by and among the Borrower, the Guarantors, the Lenders party thereto and the Administrative Agent.

“Second Amendment Effective Date” means the first date upon which the conditions precedent identified in Section 2 of the Second Amendment have been satisfied.

“Senior Notes” means those certain senior unsecured notes of the Borrower in an aggregate principal amount not to exceed $250,000,000.

(b)           The definition of “Supermajority Lenders” is hereby deleted in its entirety from Section 1.01 of the Credit Agreement.

(c)           The definition of “Alternative Currency Sublimit” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Alternative Currency Sublimit” means an amount equal to the lesser of (i) the Aggregate Revolving Commitments and (ii) $60,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

(d)           The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Applicable Rate” means with respect to Revolving Loans, Swing Line Loans, Letters of Credit and the Commitment Fee, the following percentages per annum, based upon the Consolidated Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

Pricing Tier	Consolidated Senior Secured Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurocurrency Rate Loans	Base Rate Loans

1	Greater than or equal to 2.50:1.0	0.50%	3.75%	3.75%	2.75%
2	Greater than or equal to 2.00:1.0 but less than 2.50:1.0	0.45%	3.50%	3.50%	2.50%
3	Greater than or equal to 1.50:1.0 but less than 2.00:1.0	0.40%	3.25%	3.25%	2.25%
4	Greater than or equal to 1.00:1.0 but less than 1.50:1.0	0.35%	3.00%	3.00%	2.00%
5	Less than 1.00:1.0	0.30%	2.75%	2.75%	1.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Senior Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Senior Secured Leverage Ratio contained in such Compliance Certificate.  The Applicable Rate with respect to the Letter of Credit Fee, Eurocurrency Rate Loans and Base Rate Loans in effect from the Second Amendment Effective Date to the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a) for the fiscal quarter ending September 30, 2011 shall be determined based upon Pricing Tier 5.  The Applicable Rate with respect to the Commitment Fee in effect from the Second Amendment Effective Date to the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a) for the fiscal quarter ending June 30, 2011 shall be determined based upon Pricing Tier 5.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

(e)           The definition of “Consolidated Senior Leverage Ratio” in Section 1.01 of the Credit Agreement is hereby amended to read as follows and each other reference in the Credit Agreement to “Consolidated Senior Leverage Ratio” is hereby amended to read “Consolidated Senior Secured Leverage Ratio”:

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Secured Funded Indebtedness as of such date minus (ii) unrestricted cash of the Loan Parties in excess of $2,500,000 on the consolidated balance sheet of the Borrower and its Domestic Subsidiaries as of such date in an amount not exceeding $12,500,000 to (b) Consolidated EBITDA for the period of the four (4) fiscal quarters most recently ended.

(f)           Clause (e) of the definition of “Funded Indebtedness” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

(e)           all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including, without limitation, any Earn Out Obligations that are (i) recognized as a liability on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP and (ii) payable in cash;

(g)           The definition of “Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Maturity Date” means July 7, 2016.

(h)           The reference to “$50,000,000” in clause (ix) of the proviso in the definition of “Permitted Acquisitions” in Section 1.01 of the Credit Agreement is hereby amended to read “$75,000,000”.

(i)           Section 2.02(f) of the Credit Agreement is hereby amended to read as follows:

(f)           Increase in Aggregate Revolving Commitments.  The Borrower may, at any time subsequent to the Second Amendment Effective Date and from time to time, upon prior written notice by the Borrower to the Administrative Agent, request that the Lenders increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit or the Swing Line Sublimit) by a maximum aggregate amount of up to THIRTY SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($37,500,000) with additional Revolving Commitments from any existing Lender with a Revolving Commitment or new Revolving Commitments from any other Person selected by the Borrower and acceptable to the Administrative Agent and the L/C Issuer; provided that:

(i)           any such increases to the Aggregate Revolving Commitments shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(ii)           no Default or Event of Default shall exist and be continuing at the time of any such increase;

(iii)           no existing Lender shall be under any obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion;

(iv) (A) any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or (B) any existing Lender electing to increase its Revolving Commitment shall have executed a commitment agreement satisfactory to the Administrative Agent; and

(v)           as a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.02(f), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (y) no Default or Event of Default exists.

The Borrower shall prepay any Loans owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Revolving Commitments arising from any nonratable increase in the Revolving Commitments under this Section.

(j)           Each reference to “Consolidated Leverage Ratio” in Section 2.10(b) of the Credit Agreement is hereby amended to read “Consolidated Senior Secured Leverage Ratio”.

(k)           Section 8.02(i) of the Credit Agreement is hereby amended to read as follows:

(i)           Investment in the form of a loan by ExamWorks Europe to ExamWorks UK Limited (the “ExamWorks Europe Loan”) in an aggregate amount not to exceed £45 million; provided that (x) the proceeds of such Investment are promptly used by ExamWorks UK Limited to finance the Premex Acquisition and (y) ExamWorks Europe shall have delivered to the Administrative Agent the original promissory note evidencing such ExamWorks Europe Loan, together with a duly executed in blank and undated note power or allonge.

(l)	Section 8.03(f) of the Credit Agreement is hereby amended to read as follows:

(f)           Indebtedness of UK Independent and other UK Subsidiaries in an aggregate principal amount not to exceed £35 million pursuant to those certain receivables facilities agented by Barclays Bank PLC (and Guarantees of such Indebtedness by certain other UK Subsidiaries);

(m)           The word “and” is hereby deleted from the end of clause (h) of Section 8.03 of the Credit Agreement,  the period is hereby deleted and “; and” is hereby added at the end of clause (i) of Section 8.03 and a new clause (j) is hereby added to Section 8.03 to read as follows:

(j)           unsecured Indebtedness of the Borrower under the Senior Notes, in an aggregate principal amount not to exceed $250,000,000 (and unsecured Guarantees of such Indebtedness by the Guarantors); provided that the maturity date of the Senior Notes is not earlier than the Maturity Date.

(n)           The word “and” is hereby deleted from the end of clause (a) of Section 8.06 of the Credit Agreement,  the period is hereby deleted and “; and” is hereby added at the end of clause (b) of Section 8.06 and a new clause (c) is hereby added to Section 8.06 of the Credit Agreement to read as follows:

(c)           the Borrower may make Restricted Payments; provided that (i) the aggregate amount of such Restricted Payments made pursuant to this Section 8.06(c) during the term of the Credit Agreement shall not exceed the sum of (A) $40,000,000 plus (B) 50% of Adjusted Net Income for each fiscal quarter ending after the Second Amendment Effective Date plus (C) the proceeds of any issuances of Equity Interests by the Borrower less (D) 50% of Adjusted Net Income (if such amount is less than zero) for each fiscal quarter ending after the Second Amendment Effective Date and (ii) the Consolidated Leverage Ratio is less than 2.50:1.0 after giving effect to any such Restricted Payment on a Pro Forma Basis.

(o)           Section 8.11(a) of the Credit Agreement is hereby amended to read as follows:

(a)           Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 4.75:1.0.

(p)           Section 8.11(b) of the Credit Agreement is hereby amended to read as follows:

(b)           Consolidated Senior Secured Leverage Ratio.  Permit the Consolidated Senior Secured Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.0:1.0.

(q)           Section 8.16(b) of the Credit Agreement is hereby amended to read as follows:

(b)           have any liabilities (contingent or otherwise) other than (i) liabilities under the Loan Documents, (ii) its Guarantee of the Indebtedness permitted by Section 8.03(f) (to the extent such Guarantee is permitted by Section 8.03(f), (iii) tax liabilities in the ordinary course of business, (iv) administrative expenses in the ordinary course of business, (v) lease obligations with respect to its headquarters lease in Atlanta, Georgia, (vi) liabilities (including guarantee obligations) with respect to acquisition agreements related to Permitted Acquisitions and (vii) liabilities under the Senior Notes; or

(r)           Sections 11.01(a)(viii) and 11.01(a)(ix) of the Credit Agreement are hereby deleted in their entireties.

2.           Conditions Precedent.  This Agreement shall be effective upon:

(a)           the receipt by the Administrative Agent of counterparts of this Agreement duly executed by the Borrower, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent;

(b)           the receipt by (i) the Administrative Agent on behalf of each Lender consenting to this Agreement on or before 5:00 p.m. Eastern time on the Second Amendment Effective Date of an amendment fee equal to 0.375% of such Lender’s Revolving Commitment (after giving effect to the Second Amendment) and (ii) the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated of all fees and expenses due and payable to them in connection with this Agreement;

(c)           the receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Administrative Agent:

(i)           copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Second Amendment Effective Date;

(ii)           such certificates of resolutions and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement; and

(iii)           such documents and certifications as the Administrative Agent may require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation;

(d)           the receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Second Amendment Effective Date and in form and substance satisfactory to the Administrative Agent; and

(e)           the receipt by the Administrative Agent of (i) certified copies of the Senior Notes, in form and substance satisfactory to the Administrative Agent and (ii) satisfactory evidence of the simultaneous closing and funding of the Senior Notes on the Second Amendment Effective Date.

3.             Miscellaneous.

(a)   The Credit Agreement and the obligations of the Loan Parties thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.  The Loan Parties acknowledge and confirm that as of the date hereof (a) the Administrative Agent, on behalf of the Lenders, has a valid and enforceable first priority security interest in the Collateral, (b) the Borrower’s obligation to repay the outstanding principal amount of the Loans and reimburse the L/C Issuer for any drawing on a Letter of Credit is unconditional and not subject to any offsets, defenses or counterclaims and (c) the Administrative Agent and the Lenders have performed fully all of their respective obligations under the Credit Agreement and the other Loan Documents.  The Loan Parties also acknowledge and confirm that by entering into this Agreement, the Lenders do not waive or release any term or condition of the Credit Agreement or any of the other Loan Documents or any of their rights or remedies under such Loan Documents or applicable Law or any of the obligations of any Loan Party thereunder.

(b)           Each Guarantor (a) acknowledges and consents to all of the terms and conditions of this Agreement, (b) affirms all of its obligations under the Loan Documents as modified hereby and (c) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Credit Agreement or the other Loan Documents except as expressly set forth herein.

(c)   The Loan Parties hereby represent and warrant as follows:

(i)           Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(ii)           This Agreement has been duly executed and delivered by the Loan Parties and constitutes each of the Loan Parties’ legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(iii)           No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Loan Party of this Agreement.

(d)   The Loan Parties represent and warrant to the Lenders that (i) the representations and warranties of the Loan Parties set forth in Article VI of the Credit Agreement and in each other Loan Document are true and correct in all material respects as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date or have been previously updated or amended and (ii) no event has occurred and is continuing, or would result from the execution and delivery of this Agreement, which constitutes a Default or an Event of Default.

(e)   This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

(f)           THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(g)           The parties hereto agree that as of the Second Amendment Effective Date the Aggregate Revolving Commitments shall be automatically reduced from $300,000,000 to $262,500,000 and the Revolving Commitment of General Electric Capital Corporation shall be automatically reduced from $57,500,000 to $20,000,000 on a non pro rata basis; provided that General Electric Capital Corporation does not make any assignment of Loans or Revolving Commitments from the date hereof to the Second Amendment Effective Date.

(h)           The parties hereto agree that if the conditions precedent in Section 2 are not satisfied on or before September 30, 2011, this Agreement shall be automatically terminated and declared null and void.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	EXAMWORKS GROUP, INC.,
a Delaware corporation

	By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro
Title: Senior Vice President and Chief Financial Officer

GUARANTORS:	EXAMWORKS, INC., a Delaware corporation

	By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro
Title: Senior Vice President and Chief Financial Officer

EXAMWORKS CANADA, INC., a Delaware corporation
EXAMWORKS EUROPE, INC., a Delaware corporation
FLORIDA MEDICAL SPECIALISTS, INC.,
a New Jersey corporation
MARQUIS MEDICAL ADMINISTRATORS, INC.,
a New York corporation
THE RICWEL CORPORATION,
an Ohio corporation
SOUTHWEST MEDICAL EXAMINATION SERVICES, INC.,
a Texas corporation
PACIFIC BILLING SERVICES, INC.,
a Texas corporation
DIAGNOSTIC IMAGING INSTITUTE, INC.,
a Texas corporation
EXIGERE CORPORATION, a Washington corporation
NETWORK MEDICAL REVIEW COMPANY,
LTD., an Illinois corporation
NETWORK MEDICAL MANAGEMENT COMPANY,
LTD., an Illinois corporation
INSURANCE APPEALS, LTD.,
an Illinois corporation
ELITE PHYSICIANS, LTD.,
an Illinois corporation
WORKERSFIRST, INC.,
an Illinois corporation

MES GROUP, INC.,
a Michigan corporation
MEDICAL EVALUATION SPECIALISTS, INC.,
a Michigan corporation
MEDICAL EVALUATION SPECIALISTS,
a California corporation
MEDICAL EVALUATION SPECIALISTS-MASSACHUSETTS, INC.,
a Massachusetts corporation
MEDICAL EVALUATION SPECIALISTS, INC.,
a Pennsylvania corporation
LONE STAR CONSULTING SERVICES, INC.,
a Texas corporation
MES MANAGEMENT SERVICES, INC.,
a New York corporation

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro
Title: Senior Vice President and Chief Financial Officer

RICWEL OF WEST VIRGINIA, LLC,
a West Virginia limited liability company
CFO MEDICAL SERVICES, LLC,
a New Jersey limited liability company

By: ExamWorks, Inc., its sole member and manager

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro
Title: Senior Vice President and Chief Financial Officer

IME SOFTWARE SOLUTIONS, LLC,
a Michigan limited liability company
EXAMWORKS REVIEW SERVICES, LLC,
a Delaware limited liability company
EXAMWORKS EVALUATIONS OF NEW YORK,
LLC, a New York limited liability company

By: ExamWorks, Inc., its sole member

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro
Title: Senior Vice President and Chief Financial Officer

DDA MANAGEMENT SERVICES, LLC,
a New York limited liability company

By: Lone Star Consulting Services, Inc., its sole member

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro
Title: Senior Vice President and Chief Financial Officer

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Anne M. Zeschke
Name: Anne M. Zeschke
Title: Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, Swing Line Lender and L/C Issuer

	By:	/s/ John G. Taylor
Name: John G. Taylor
Title: Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION,
as a Lender

	By:	/s/ W. Grout Johnston
Name: W. Grout Johnston
Title: Duly Authorized Signatory

FIFTH THIRD BANK,
as a Lender

	By:	/s/ Philip Renwick
Name: Philip Renwick
Title: Vice President

SUNTRUST BANK,
as a Lender

	By:	/s/ Michael S. Murphy
Name: Michael S. Murphy
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

	By:	/s/ Chris McDaid
Name: Chris McDaid
Title: Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

	By:	/s/ Christopher Reo Day
Name: Christopher Reo Day
Title: Vice President

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Diane Rolfe
Name: Diane Rolfe
Title: Director

COMMUNITY & SOUTHERN BANK,
as a Lender

By:	/s/ Thomas A. Bethel
Name: Thomas A. Bethel
Title: Senior Relationship Manager

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Rob Ehudin
Name: Rob Ehudin
Title: Authorizeed Signatory

SECOND AMENDMENT TO CREDIT AGREEMENT
EXAMWORKS GROUP, INC.